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                              LIST OF SUBSIDIARIES


                                  EXHIBIT 21



         The Company has the following subsidiaries, all of which are wholly owned by the Company:

         Long Distance Direct, Inc., a New York corporation

         Long Distance Direct Marketing, Inc., a New York corporation